Exhibit 99.1
Kreido Biofuels Appoints Larry Sullivan as Chief Technology Officer
Camarillo, Calif., May 2, 2007 — Kreido Biofuels, Inc. (OTC BB: KRBF) announced today that Larry Sullivan has joined the company as Chief Technology Officer. An energy veteran with more than 25 years of experience, Mr. Sullivan will manage the commercial advancement of Kreido’s STT® biodiesel processing technology, oversee research and development programs in biofuels and specialty chemicals, and spearhead the company’s chemical engineering and quality assurance operations.
“We are pleased to have a leader of Larry Sullivan’s caliber join our technology team. He will provide the technical services and support necessary to ensure Kreido’s continued growth,” explains Dr. Joel Balbien, Kreido Biofuels’ President and CEO. “As we grow our commercial operations, Larry’s experience within the global biofuels industry will help lead the charge as Kreido works to establish its position.”
Prior to joining Kreido Biofuels, Mr. Sullivan was former Manager, Biodiesel Business Development for Delta-T Corporation; director of Crown Iron Works strategic marketing initiatives for biodiesel and oilseed crushing integration technologies; and advisor in critical market negotiation for World Energy, part of Gulf Oil Group. He has led technology transfer efforts for companies including ICI, Conoco/Dupont, Cargill, Bechtel, UOP, BP, Chemstar and GE Osmonics.
Sullivan earned his BA from the University of Texas at Austin and MA from Arizona State University. He completed graduate school in Geosciences at Texas A & M University; earned his MBA at England’s Warwick University and Refinery Engineering at St. Catherine’s College of Oxford University.
About Kreido Biofuels
Kreido Biofuels is providing the world renewable energy through its proprietary process intensification technology — the STT® system. The Company’s manufacturing methods significantly improve the efficiency, quality, and process control of biodiesel production. To build a sustainable future, our goal is to provide the industry cutting edge technology that improves the manufacturing of biofuels. The Company’s senior management and Board have more than 50 years experience in the energy sector including designing, constructing, operating and managing petroleum refining, natural gas distribution, and chemical processing facilities. Kreido Biofuels also has established collaborations with university and government laboratories, including the U.S. Environmental Protection Agency (US EPA), in order to gain a leading position in the development of advanced chemical processes. Kreido Biofuels is based in Camarillo, California. STT is a registered USPTO trademark of Kreido Biofuels, all rights reserved. For more information about Kreido Biofuels, visit www.kreido.com.
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